FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF INTEGRATED SERVICES

Cudahy, WI - July 21, 2014 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced today that it has acquired Integrated Services, ISI Logistics and ISI Logistics South (collectively, “Integrated Services” or “ISI”). ISI is a regional logistics provider focused on the warehousing and transportation needs of its customers, primarily the automotive industry, and is based in Kokomo, Indiana. The total purchase price was $13 million, and was financed with borrowings under Roadrunner’s credit facility.

Pat McKay, President of Roadrunner Truckload Logistics, said, “In addition to adding capability to service customers in the Midwest, ISI brings a strong reputation for quality. ISI’s team, led by Mike Taylor, has done an excellent job building relationships with its customers through high service levels and creative solutions. We look forward to working with ISI’s team as we collectively pursue the growth opportunities available to the business.”

In 2013, Integrated Services generated revenues of approximately $21 million. Integrated Services is expected to be accretive to Roadrunner’s earnings in 2014.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions. For more information, please visit Roadrunner’s website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding Integrated Services adding capability to service customers in the Midwest and bringing a strong reputation for quality, the growth opportunities offered by the acquisition of Integrated Services, and Roadrunner’s expectation that Integrated Services will be accretive to Roadrunner’s earnings in 2014. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster,
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com
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